Exhibit 5.1

Ramat Gan, October 19, 2017
Our ref: 8081/1

Medigus Ltd.

7A Industrial Park, P.O. Box 3030

Omer, 8496500

Israel

 RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Medigus Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about October 19, 2017 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of additional 12,000,000 of the Company’s ordinary shares, par value NIS 0.01 per share (the “Shares”), which may be issued under the Company’s 2013 Share Option and Incentive Plan (the “Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Amended and Restated Articles of Association, (ii) the Plan and (iii) resolutions of the Company’s compensation committee, board of directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan and, as the case may be, pursuant to the terms of the awards that may be granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal